Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact Information:

Investor Inquiries - Ed Lang 480-627-2837

Media Inquiries - Will Flower 480-718-6565

REPUBLIC SERVICES, INC. ANNOUNCES REDEMPTION OF

6  7/8% SENIOR NOTES DUE 2017

PHOENIX—May 2, 2012—Republic Services, Inc. (NYSE:RSG), today announced that it has notified the holders of its 6 7/8% Senior Notes due 2017 (the “Notes”) that it will redeem all of the Notes outstanding on June 1, 2012 (the “Redemption Date”).

The Notes will be redeemed at a price equal to 103.438% of the principal amount of the Notes, plus accrued and unpaid interest up to, but not including, the Redemption Date. Payment of the redemption price will be made by U.S. Bank National Association, the trustee under the indenture governing the Notes, on the Redemption Date upon presentation and surrender of the Notes as set forth in the redemption notice.

The Company intends to use incremental borrowings under its revolving credit facility and cash on hand to fund the redemption. The Company may explore capital market opportunities to fund the redemption if market conditions are favorable.

The Company expects to incur a charge upon extinguishment of the Notes of approximately $97 million, of which $26 million is the cash premium and $71 million is the unamortized discount associated with these Notes. This charge will be reflected in the Company’s second quarter 2012 financial results.

About Republic Services

Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States. The Company’s various operating units, including collection companies, transfer stations, recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services website at www.republicservices.com.

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